Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2017, except for Note 25, as to which the date is             , 2017, in Amendment No. 1 to the Registration Statement (Form S-1/A No. 333-216809) and related Prospectus of Cadence Bancorporation for the registration of shares of its common stock dated April 3, 2017.

Ernst & Young LLP

Birmingham, Alabama

The foregoing consent is in the form that will be signed upon the completion of the stock split as described in Note 25 to the consolidated financial statements.

/s/ Ernst & Young LLP

Birmingham, Alabama

March 31, 2017